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                                                                 Exhibit 10.2(s)

June 1, 2004

David Lynch
26 Autumn Lane
New Canaan, CT 06840

Dear David:

     This letter constitutes the agreement (the "Agreement") between you and Modem Media, Inc. (the "Company") regarding severance and stay benefits due to you under certain circumstances as described below.

     1. Severance. In the event that you terminate your employment with the Company for "Good Reason" (as defined in Section 2 below), you shall be eligible for the severance benefits described in your agreement with the Company dated February 14, 1996.

     2. Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material reduction in your compensation or/and employee benefits; material reduction in your job responsibilities or position; or relocation of your work location by more than fifty (50) miles.

     3. Other Agreements. Except as specifically stated herein, all other terms and conditions of prior written agreements regarding the subject of your employment, including that certain letter dated February 14, 1996, shall remain in full force and effect.

     4. Taxes. If it is determined that any payments and benefits that you receive from the Company or an affiliate or successor of the Company as a result of the Change in Control will result in you being subject to an excise tax under
Section 4999 of the Internal Revenue Code (the "Code"), then the Company will make a Gross-Up Payment (as defined below) to or on behalf of you as and when any such determination is made, provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. Any such determination will be made in accordance with Sections 280G and 4999 of the Code and any other applicable law, regulations, rulings or case law. If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring your right to receive any payments or benefits to which you are entitled (other than under this paragraph), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company will provide such information and advice as you may reasonably request and will pay for all reasonable expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term "Gross-Up Payment" means an additional amount such that you will, on an after-tax basis (including any income tax, payroll tax, further excise tax, interest, penalties and other assessments levied on any payment or benefit) receive the full amount of the payments and benefits for which The Company is liable, as if there was no excise tax under Section 4999 of the Code on any of your payments or benefits. To the extent permitted by applicable law, you agree to return to the Company the excess of any Gross-Up Payment made to you over the payment which would have been sufficient to put you in such same after-tax position.

     5. Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.





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     Kindly indicate your agreement to the foregoing by signing in the space provided below.

                                         Very truly yours,

                                         MODEM MEDIA, INC.


                                         /s/ Marc C. Particelli
                                         ---------------------------------------
                                         Title: CEO and President

ACCEPTED AND AGREED:


/s/ David Lynch
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Date:
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